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EXHIBIT 4.3

FIFTH AMENDMENT TO CREDIT AGREEMENT

    THIS FIFTH AMENDMENT TO CREDIT AGREEMENT, dated as of March 24, 2000, (the "Amendment"), is among Alternative Resources Corporation, a Delaware corporation, the undersigned Lenders and American National Bank and Trust Company of Chicago, as Agent. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in Credit Agreement (as hereinafter defined).

W I T N E S S E T H:

    WHEREAS, the Borrower, the Agent and the Lenders entered into that certain Credit Agreement dated as of November 7, 1997 as heretofore amended (as so amended and as the same may hereafter be amended, modified, restated or otherwise supplemented from time to time, the "Credit Agreement");

    WHEREAS, the Borrower and the Lenders wish to make certain amendments to the Credit Agreement;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, each of the undersigned agrees as follows:

1.  Amendments to Credit Agreement.

    (a) Article I of the Credit Agreement shall be amended by inserting the following definitions in the appropriate alphabetical order:

  "Aggregate Outstanding Credit Exposure" means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

  "Available Aggregate Commitment" means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

  "Account Debtor" means any Person who is obligated to the Borrower under an Account Receivable.

  "Account Receivable" means, with respect to any Person, any right of such person to payment for goods sold or leased or for services rendered, whether or not evidenced by an instrument or chattel paper and whether or not yet earned by performance.

  "Borrowing Base" means an amount equal to the total of (a) 80% of the unpaid amount of all Eligible Accounts Receivable, plus (b) 80% of the unpaid amount of all Eligible Subcontracted Accounts Receivable, limited at all times from and after September 30, 2000 to the Maximum Subcontracted Eligibility Amount, in each case net of such reserves and allowances as the Agent deems necessary in its reasonable discretion plus (c) the Permitted Overadvance provided however, that the Borrowing Base shall be computed only as against and on the basis of the most recent Borrowing Base Certificate received pursuant to Section 6.29 hereof.

  "Borrowing Base Certificate" means a certificate substantially in the form of Exhibit F.

  "Eligible Account Receivable" means an Account Receivable owing to the Borrower which meets each of the following requirements:

        (1) it arises from the sale of goods or the rendering of services by the Borrower; and if it arises from the sale of goods, (i) such goods comply with such Account Debtor's specifications (if any) and have been delivered to such Account Debtor and (ii) the Borrower has possession of, or if requested by the Agent has delivered to the Agent, delivery receipts evidencing such delivery;

        (2) it (a) is subject to a perfected Lien in favor of the Agent and (b) is not subject to any other assignment, claim or Lien;

        (3) it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto, and, other than as granted by Borrower in the ordinary course of its business, is not subject to any counterclaim, credit, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto, or to any claim by such Account Debtor denying liability thereunder in whole or in part;

        (4) there is no bankruptcy, insolvency or liquidation proceeding by or against the Account Debtor with respect thereto;

        (5) the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States or Canada, unless the sale of goods or services giving rise to such Account Receivable is on letter of credit, banker's acceptance or other credit support terms reasonably satisfactory to the Agent;

        (6) it is not an Account Receivable arising from a "sale on approval," "sale or return," "consignment" or "bill and hold" or subject to any other repurchase or return agreement;

        (7) it is not an Account Receivable with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by the Borrower (or by any agent or custodian of the Borrower) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;

        (8) it arises in the ordinary course of business of the Borrower;

        (9) if the Account Debtor is the United States or any department, agency or instrumentality thereof, the Borrower has assigned its right to payment of such Account Receivable to the Agent pursuant to the Assignment of Claims Act of 1940;

       (10) if the Borrower maintains a credit limit for an Account Debtor, the aggregate dollar amount of Accounts Receivable due from such Account Debtor, including such Account Receivable, does not exceed such credit limit;

       (11) if the Account Receivable is evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to the Agent in a manner satisfactory to the Agent;

       (12) such Account Receivable is not more than (a) 60 days past the due date thereof or (b) 90 days past the original invoice date thereof, in each case according to the original terms of sale;

       (13) it is not an Account Receivable with respect to an Account Debtor that is located in any jurisdiction which has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction's courts unless such notice of business activities report has been duly and timely filed or the Borrower is exempt from filing such report and has provided the Agent with satisfactory evidence of such exemption;

       (14) the Account Debtor with respect thereto is not an Affiliate of the Borrower;

       (15) it is not owed by an Account Debtor with respect to which 25% or more (but at least $25,000) of the aggregate amount of outstanding Accounts Receivable owed at such time by such Account Debtor (excluding amounts owed on Subcontracted Accounts) is classified as ineligible under clause (12)of this definition ("Cross Age Receivables"); and

       (16) if the aggregate amount of all Accounts Receivable owed by the Account Debtor thereon exceeds 35% of the aggregate amount of all Accounts Receivable at such time, then all Accounts Receivable owed by such Account Debtor shall be deemed ineligible.

    An Account Receivable which is at any time an Eligible Account Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account Receivable. Further, with respect to any Account Receivable, if the Agent or the Required Lenders at any time hereafter determine in their reasonable discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account Receivable shall cease to be an Eligible Account Receivable after notice of such determination is given to the Borrower.

  "Eligible Subcontracted Account Receivable" means an Account Receivable owing to the Borrower which, except for the fact that it arises from the rendering of services or sale of goods through a subcontractor of Borrower and billed by the Borrower on a fee basis, instead of arising under a direct contract with Borrower (pursuant to agreements or arrangements satisfactory to the Agent), would otherwise constitute an Eligible Account Receivable.

  "Fifth Amendment Closing Date" means March 24, 2000.

  "Maximum Subcontracted Eligibility Amount" means $3,000,000 from and after September 30, 2000 through and including November 29, 2000 and $0 at all times thereafter.

  "Outstanding Credit Exposure" means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time.

  "Permitted Overadvance" shall mean $9,000,000 through March 31, 2000, $6,000,000 from April 1, 2000 through June 30, 2000, $3,000,000 from July 1, 2000 through September 30, 2000 and $0 at all times thereafter.

  "Pro Rata Share" means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender's Commitment and the denominator of which is the Aggregate Commitment.

  "Revolving Loan" means, with respect to a Lender, such Lender's loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).

  "Security Agreement" means that certain Security Agreement dated as of March 24, 2000 from the Borrower and its Domestic Subsidiaries in favor of Agent for the benefit of the Lenders as the same may be amended or modified from time to time.

  "Swing Line Borrowing Notice" is defined in Section 2.5.2.

  "Swing Line Commitment" means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $5,000,000 at any one time outstanding.

  "Swing Line Lender" means ANB or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

  "Swing Line Loan" means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.5.

    (b) The definitions of "Advance", "Applicable Fee Rate", "Applicable Margin", "Collateral Documents", "Commitment", "Floating Rate", "Lenders", "Loan" and "Required Lenders" shall be amended in their entirety and as so amended shall read as follows:

  "Advance" means a borrowing hereunder, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period. The term "Advance" shall include Swing Line Loans unless otherwise expressly provided.

  "Applicable Fee Rate" means one half of one percent.

  "Applicable Margin: means (i) one-fourth of one percent in the case of Revolving Loans and (ii) one half of one percent in the case of Swing Line Loans.

  "Collateral Documents" means, collectively, the Pledge Agreement bearing even date herewith, the Security Agreement and that certain Collateral Assignment of Stock Purchase Agreement bearing even date herewith from the Borrower in favor of the Agent for the benefit of the Lenders, as the same may from time to time be amended or modified from time to time together with all other security agreements, assignments, financing statements and other documents as shall from time to time secure the Obligations.

  "Commitment" means, for each Lender, the obligation of such Lender to make Revolving Loans not exceeding the amount set forth opposite its name below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3.2, as such amount may be modified from time to time pursuant to the terms hereof:

Name	Commitment in effect at all times through and including June 30, 2000	Commitment in effect from July 1, 2000 through and including September 30, 2000	Commitment in effect at all times from and after October 1, 2000
American National Bank and Trust Company of Chicago	$18,000,000	$16,500,000	$15,000,000
Mellon Bank, N.A.	$12,000,000	$11,000,000	$10,000,000
Harris Trust and Savings Bank	$12,000,000	$11,000,000	$10,000,000
Fleet National Bank	$9,000,000	$8,250,000	$7,500,000
National City Bank	$9,000,000	$8,250,000	$7,500,000

Total	$60,000,000	$55,000,000	$50,000,000

  "Floating Rate" means, for any day, a rate per annum equal to the sum of (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin for such day, in each case changing when and as the Alternate Base Rate or Applicable Margin changes.

  "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless otherwise specified, the term "Lenders" includes ANB in its capacity as Swing Line Lender.

  "Loan" means a Revolving Loan or a Swing Line Loan.

  "Required Lenders" means Lenders in the aggregate having at least 51% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the Aggregate Outstanding Credit Exposure.

    (c) Article II of the Credit Agreement shall be amended in its entirety and as so amended shall read as follows:

    2.1.  Commitment.  From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding its Pro Rata Share of the Available Aggregate Commitment, provided that at no time shall the Aggregate Outstanding Credit Exposure hereunder exceed the Borrowing Base as then determined and computed. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.

  •
  Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

  •
  Each Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

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  The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.9 and 2.10, or Swing Line Loans selected by the Borrower in accordance with Section 2.5.

    2.5.1.  Amount of Swing Line Loans.  Upon the satisfaction of the conditions precedent set forth in Section 4.2, from and including the Fifth Amendment Closing Date prior to the Facility Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Borrower from time to time in an aggregate principal amount not to exceed the Swing Line Commitment, providedthat the Aggregate Outstanding Credit Exposure shall not at any time exceed the lesser of (a) Aggregate Commitment or (b) the Borrowing Base, and provided further that at no time shall the sum of (i) the Swing Line Lender's Pro Rata Share of the Swing Line Loans, plus (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, exceed the Swing Line Lender's Commitment at such time. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.

    2.5.2.  Borrowing Notice.  The Borrower shall deliver to the Agent and the Swing Line Lender irrevocable notice (a "Swing Line Borrowing Notice") not later than noon (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $1,000,000 or any integral multiple of $100,000 in excess thereof. The Swing Line Loans shall bear interest at the Floating Rate.

    2.5.3.  Making of Swing Line Loans.  Promptly after receipt of a Swing Line Borrowing Notice, the Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available in Chicago, to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the Swing Line Lender available to the Borrower on the Borrowing Date at the Agent's aforesaid address.

    2.5.4.  Repayment of Swing Line Loans.  Each Swing Line Loan shall be paid in full by the Borrower on or before the third (3rd) Business Day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the third (3rd) Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender's Pro Rata Share of such Swing Line Loan, for the purpose of repaying such Swing Line Loan. Not later than noon (Chicago time) on the date of any notice received pursuant to this Section 2.5.4, each Lender shall make available its required Revolving Loan, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.5.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 had not then been satisfied, such Lender's obligation to make Revolving Loans pursuant to this Section 2.5.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.5.4, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.5.4, such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Facility Termination Date, the Borrower shall repay in full the outstanding principal balance of the Swing Line Loans.

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  The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee at a per annum rate equal to the Applicable Fee Rate on the daily unused portion of such Lender's Commitment from the date hereof to and including the Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date. Swing Line Loans shall not count as usage of any Lender's Commitment for the purpose of calculating the commitment fee due hereunder. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000, upon at least one (1) Business Day's written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Advances. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

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  Each Eurodollar Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment.

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  The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans) upon one Business Day's prior notice to the Agent. The Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $1,000,000 and increments of $100,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Agent and the Swing Line Lender by 11:00 a.m. (Chicago time) on the date of repayment. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days' prior notice to the Agent.

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  The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) at least one Business Day before the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan) and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

    (i)  the Borrowing Date, which shall be a Business Day, of such Advance,

    (ii) the aggregate amount of such Advance,

    (iii) the Type of Advance selected, and

    (iv) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Revolving Loan or Revolving Loans in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

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  Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.8 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance (other than a Swing Line Loan) into a Eurodollar Advance. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

  (i)
  the requested date, which shall be a Business Day, of such conversion or continuation,

  (ii)
  the aggregate amount and Type of the Advance which is to be converted or continued, and

  (iii)
  the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

    Each Floating Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.10, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate for each such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower's selections under Sections 2.9 and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

    (a) Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Advances without any election or action on the part of the Agent or any Lender.

    (b) Notwithstanding anything to the contrary contained in this Agreement at any time prior to December 31, 2000, (i) no Advance may be made as, converted into or continued as a Eurodollar Advance and (ii) each outstanding Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Eurodollar Advance plus 2.25% per annum.

    All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time) on the date when due and shall (except with respect to repayments of Swing Line Loans) be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with ANB for each payment of principal, interest and fees as it becomes due hereunder.

    (i)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

    (ii) The Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

    (iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

    (iv) Any Lender may request that its Loans be evidenced by a promissory note or, in the case of the Swing Line Lender, promissory notes representing its Revolving Loans and Swing Line Loans, respectively, substantially in the form of Exhibit E, with appropriate changes for notes evidencing Swing Line Loans (each a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender. Thereafter, the Loans evidenced by each such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (i) and (ii) above.

    The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

    Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

    Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/ Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

    Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

    Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

    2.20.  Required Payments; Termination.  If on any day the Aggregate Outstanding Credit Exposure exceeds the lesser of (a) the Borrowing Base or (b) Aggregate Commitment, the Borrower shall immediately make a prepayment of the Loans in an amount sufficient to eliminate such excess. Such prepayments shall be applied first to outstanding Swingline Loans, second to Floating Rate Advances until payment in full thereof, with any balance applied to Eurodollar Advances in the order in which their Interest Periods expire. Any prepayment applied to the Eurodollar Advances hereunder shall be accompanied by amounts due the Lenders under Section 3.4 hereof.

    (d) Section 4.2 shall be amended in its entirety and as so amended shall read as follows:

        "4.2.  Each Advance.  The Lenders shall (except as otherwise set forth in Section 2.5.4 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) not be required to make any Advance (other than an Advance that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Advances), unless on the applicable Borrowing Date:

          (i)  There exists no Default or Unmatured Default.

          (ii) The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

          (iii) All legal matters incident to the making of such Advance shall be reasonably satisfactory to the Lenders and their counsel.

  Each Borrowing Notice or Swing Line Borrowing Notice, as the case may be, with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit B as a condition to making an Advance.

    (e) Section 6.1(ii) shall be amended in its entirety and as so amended shall read as follows:

  "(ii) within 30 days after the end of each month in each year, for itself and its Subsidiaries, consolidated unaudited balance sheets as of the end of such month, and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of the fiscal year to the end of such month, all certified by its chief financial officer."

    (f)  Section 6.1 shall be further amended by adding a new clause (xii) thereto which shall read as follows:

  "(xii) on a weekly basis a weekly report of Borrower's and Subsidiaries' six week forward cash flow forecast satisfactory to the Agent and the Lenders."

    (g) Sections 6.24.1 and 6.24.2 of the Credit Agreement shall be amended in their entirety and as so amended shall read as follows:

        6.24.1.  Fixed Charge Coverage Ratio.  The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters of (i) Consolidated EBIT plus Consolidated Rentals to (ii) Consolidated Interest Expense, plus Consolidated Rentals, all calculated for the Borrower and its Subsidiaries on a consolidated basis, to be less than (i) 1.10 to 1.0 as of March 31, 2000, (ii) 0.80 to 1.0 as of June 30, 2000, (iii) 1.25 to 1.0 as of September 30, 2000 and (iv) 3.0 to 1.0 as of any fiscal quarter end thereafter.

        6.24.2.  Leverage Ratio.  The Borrower will not permit the Leverage Ratio, determined as of the end of each of its fiscal quarters, to be greater than (i) 4.25 to 1.00 as of March 31, 2000, (ii) 4.50 to 1.0 as of June 30, 2000 and (iii) 3.0 to 1.0 as of any fiscal quarter end thereafter.

    (h) Section 6.24 of the Credit Agreement is amended by adding a new Section 6.24.4 at the end thereof which shall read as follows:

        6.24.4.  Cumulative Consolidated EBITDA.  The Borrower will have Consolidated EBITDA for the period commencing January 1, 2000 and ending June 30, 2000 of not less than $2,500,000 and for the period commencing January 1, 200 and ending September 30, 2000 the Borrower will have Consolidated EBITDA of not less than $7,500,000.

    (i)  Clause (vii) of Section 6.14 of the Credit Agreement shall be deleted.

    (j)  Section 6.16 of the Credit Agreement shall be amended in its entirety and as so amended shall read as follows:

        "6.16  Capital Expenditures.  The Borrower will not, nor will it permit any Subsidiary to, expend, to be committed to expend, in excess of $7,000,000 during any one fiscal year for Capital Expenditures nor will it expend or commit to expend more than $2,000,000 for capital expenditures during any fiscal quarter on a non-cumulative basis in the aggregate for the Borrower and its Subsidiaries."

    (k) Article VI of the Credit Agreement shall be amended by adding the following section in the appropriate numerical order:

        6.29  Borrowing Base Certificates.  Within 20 days of the end of each month, a Borrowing Base Certificate dated as of the end of such month and executed by the Chief Financial Officer or the Vice President Finance of the Borrower on behalf of the Borrower (provided that (i) the Borrower may deliver a Borrowing Base Certificate more frequently if it chooses and (ii) at any time an Unmatured Default or Default exists, the Agent may require the Borrower to deliver Borrowing Base Certificates more frequently).

    (l)  Section 8.2 of the Credit Agreement shall be amended by adding the following sentence immediately preceding the last sentence of such Section:

  "No amendment of any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender.

    (m) Section 8.2(ii) of the Credit Agreement shall be amended by adding "or amending the definition of Permitted Overadvance or Borrowing Base" at the end thereof.

    (n) Section 8.2(iii) of the Credit Agreement shall be amended by adding "or Section 2.20" immediately following "Section 2.2" appearing therein.

    (o) The Credit Agreement shall be amended to add the Borrowing Base Certificate attached to this Amendment as Exhibit F to the Credit Agreement.

2.  Waiver.

    Upon satisfaction of the conditions set forth in Section 4 hereof, the Lenders waive compliance by the Borrower as of December 31, 1999 and March 31, 2000 with the provisions of Sections 6.24.1 and 6.24.2 of the Credit Agreement, waive compliance by the Borrower as of March 31, 2000 with the provisions of Section 6.24.3 of the Credit Agreement and also waive any other provisions of the Credit Agreement which may have been violated as a result of overdrafts existing in the Borrower's account with Agent through the date hereof.

3.  Representations.

    In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Lenders that as of the date hereof, the representations and warranties set forth in Article 5 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section 5.4 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Lenders) and the Borrower is in compliance with all of the terms and conditions of the Credit Agreement after giving effect to the amendments contemplated hereby and no Unmatured Default or Default has occurred and is continuing under the Credit Agreement or shall result after giving effect to this Amendment.

4.
Conditions Precedent. This effectiveness of this Amendment shall be subject to the satisfaction of all of the following conditions:

    (a)  Certain Documents.  Agent shall have received this Amendment, Security Agreement, such UCC financing statements and other agreements, documents, instruments and certificates as Agent reasonably may request, where applicable duly executed by the respective parties thereto.

    (b)  Delivery of Other Documents.

    (i)  True, complete and accurate copies, duly certificated by an officer of the Borrower, of all documents evidencing necessary corporate action, resolutions, consents and governmental approvals, required for the execution and delivery and performance of this Amendment, and any other document, instrument or agreement executed or delivered in connection therewith by the Borrower shall have been delivered to the Agent.

    (ii)  True, complete and accurate copies, duly certificated by an officer of each Domestic Subsidiary, of all documents evidencing necessary corporate action, resolutions, consents and governmental approvals, required for the execution and delivery and performance of the Security Agreement, and any other document, instrument or agreement executed or delivered in connection therewith by such Domestic Subsidiary shall have been delivered to the Agent.

    (c)  Opinion of counsel.  Agent shall have received such opinion of counsel to the Borrower and its Subsidiaries with respect to this Agreement and the Loan Documents, addressed to the Agent and the Lenders which opinion shall be satisfactory to Agent and the Lenders and shall cover, among other things, perfection of the Agent's security interest under the Security Agreement and priority thereof with respect to the Subcontracted Receivables owing by IBM.

    (d)  No Default.  After giving effect to this Amendment, no Unmatured Default or Default, shall have occurred and be continuing or will result from the execution and delivery of, or the performance by Borrower or any Domestic Subsidiary of Borrower of any of its obligations under, this Amendment or any of the Collateral Documents.

    (e)  Amendment Fee.  Agent shall have received an amendment fee ("Amendment Fee") in an amount and payable pursuant to that certain letter agreement dated January 26, 2000 by and among Banc One Capital Markets, ANB and the Borrower.

5.  Miscellaneous.

    (a) This Amendment shall become effective upon the execution and delivery hereof to the Agent by the Borrower and the Required Lenders.

    (b) Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in any note, document, letter, certificate, the Credit Agreement itself, the Notes, any other Loan Document or any communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

    (c) The Borrower agrees to pay on demand all costs and expenses of or incurred by the Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of counsel for the Agent.

    (d) This Amendment may be executed in any number of counterparts, and by the different parties on different counterparts, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

    [remainder of this page intentionally left blank; signature page follows]

    IN WITNESS WHEREOF, this Amendment has been duly executed by each of the undersigned as of the day and year first set forth above.

ALTERNATIVE RESOURCES CORPORATION
By: Name: Its:
AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, as Agent and individually as a Lender
By: Name: Its:
MELLON BANK, N.A.
By: Name: Its:
HARRIS TRUST AND SAVINGS BANK
By: Name: Its:
FLEET NATIONAL BANK
By: Name: Its:
NATIONAL CITY BANK
By: Name: Its:

EXHIBIT F
FORM OF BORROWING BASE CERTIFICATE

To:  American National Bank and Trust
Company of Chicago, as Agent
5813 North Milwaukee Avenue
Chicago, Illinois 60646
Attention: Fred Thompson

    Ladies and Gentlemen:

    Please refer to the Credit Agreement dated as of November 7, 1997 (as amended or otherwise modified from time to time, the "Credit Agreement") among Alternative Resources Corporation, a Delaware corporation (the "Borrower"), various financial institutions and American National Bank and Trust Company of Chicago, as Agent. This certificate (this "Certificate"), together with supporting calculations attached hereto, is delivered to you pursuant to the terms of the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

    The Borrower hereby certifies and warrants to the Agent and the Banks that at the close of business on            , 200   (the "Calculation Date"), the Borrowing Base was $            , computed as set forth on the schedule attached hereto.

    IN WITNESS WHEREOF, the Borrower has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on            , 200  .

                      ALTERNATIVE RESOURCES CORPORATION, a Delaware corporation

                      By:

                      Title:

SCHEDULE TO BORROWING BASE CERTIFICATE
Calculations as of            , 200

1.	Gross Accounts Receivable (per attached aged receivables report)			$
2.	Less: Subcontracted Receivables			$
3.	Total Non Subcontracted Receivables (Line 1 less Line 2)			$
4.	Less Ineligibles (per definition of Eligible Account Receivable):
	a. Agent's Lien Not Perfected	$
	b. Subject to other Lien	$
	c. Subject to Offset		$
	d. Account Debtor not in U.S. or Canada	$
	e. Sale on Approval, Sale etc.	$
	f. Over 60-90 days		$
	g. Affiliate Receivables	$
	h. Cross age (not included in Line 4f)	$
	i. Other		$
5.	Total Ineligibles			$
6.	Eligible Non Subcontracted Accounts Receivables (Line 3 minus Line 5)			$
7.	Subcontracted Receivables (Line 2)			$
	a. Over 60-90 days		$
	b. Otherwise Ineligible (per definition of Eligible Account Receivable)		$
8.	Total Subcontracted Account Receivables	$
9.	Eligible Subcontracted Account Receivables (Line 7 not to exceed $3,000,000 or $0—as applicable per definition of Maximum Sub- contracted Eligibility Amount)			$
10.	Total Eligible Receivables (Line 6 plus Line 9)			$
11.	80% of Line 10			$
12.	Permitted Overadvance			$
13.	Borrowing Base (Line 11 Plus Line 12)			$
14.	Lesser of Line 13 or Total Commitments			$
15.	Loans Outstanding			$
16.	Net Availability (Excess of Line 14 over Line 15)			$
17.	Required Prepayment (Excess of Line 15 over Line 14)			$

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FIFTH AMENDMENT TO CREDIT AGREEMENT
W I T N E S S E T H:
EXHIBIT F FORM OF BORROWING BASE CERTIFICATE
SCHEDULE TO BORROWING BASE CERTIFICATE Calculations as of , 200